LEHMAN BROTHERS INCOME FUNDS
                                  RESERVE CLASS
                            ADMINISTRATION AGREEMENT

                                   SCHEDULE A



     The Reserve Class of the Series of Lehman Brothers Income Funds currently subject to this Agreement are as follows:

Lehman Brothers California Tax-Free Money Fund

Lehman Brothers National Municipal Money Fund

Lehman Brothers Tax-Free Money Fund




Date: September 15, 2007

                          LEHMAN BROTHERS INCOME FUNDS
                                 RESERVE CLASS
                            ADMINISTRATION AGREEMENT

                                   SCHEDULE B


     Compensation pursuant to Paragraph 3 of the Lehman Brothers Income Funds Reserve Class Administration Agreement shall be:

     (1) For the services provided to the Reserve Class of a Series and its shareholders (including amounts paid to third parties), 0.08% per annum of the average daily net assets of the Reserve Class of said Series; plus in each case

     (2) certain out-of-pocket expenses for technology used for shareholder servicing and shareholder communication, subject to the prior approval of an annual budget by the Trust's Board of Trustees, including a majority of those Trustees who are not interested persons of the Trust or of Neuberger Berman Management Inc., and periodic reports to the Board of Trustees on actual expenses.




Date: June 1, 2007